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FOR IMMEDIATE RELEASE

CME Group Announces Retirement of Jack Sandner

CHICAGO, February 8, 2018 – CME Group today announced that Retired Chairman Jack Sandner will step down from the CME Group Board of Directors at the conclusion of his current term in May 2018.  Following his retirement, Sandner will serve as a consultant to CME Group for two years.

“We sincerely thank Jack Sandner for his more than 40 years of leadership at CME Group,” said CME Group Chairman and Chief Executive Officer Terry Duffy.  “He made an incredible impact on our markets, our business and our role in the community.  Likewise, he has been a valuable member of the board.  We are pleased to be working with him in his consulting role.”

“It has been an honor and privilege to have served on the board of this extraordinary institution for over four decades, and I look forward to my new role,” Sandner said.

Sandner has served on the CME Group Board since 1978 and as a member of CME for more than 45 years.  He served as Chairman of CME from 1980-82, 1985-87 and 1990-97, and as Special Policy Advisor to CME from 1998 to 2005. Sandner served as Chairman of E*Trade Futures, LLC, from 2003 to 2013 and as President and CEO of RB&H Financial Services, a futures commission merchant and clearing firm, from 1985 to 2003.

Sandner is a trustee of The University of Notre Dame, Rush University Medical Center, The Museum of Science and Industry of Chicago, and the Shedd Aquarium. He is Chairman of The Cancer Institute at Rush University Medical Center and sits on the boards of the National Futures Association and the Civic Committee of the Commercial Club of Chicago.  He also is a member of the Economic Club of Chicago.

As the world's leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk.  CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural products and metals.  Around the world, CME Group brings buyers and sellers together through its CME Globex® electronic trading platform.  CME Group also operates one of the world's leading central counterparty clearing providers through CME Clearing, which offers clearing and settlement services across asset classes for exchange-traded and over-the-counter derivatives.  CME Group products and services ensure that businesses around the world can effectively manage risk and achieve growth.

CME Group, the Globe logo, CME, Chicago Mercantile Exchange, Globex and E-mini are trademarks of Chicago Mercantile Exchange Inc.  CBOT, Chicago Board of Trade, KCBT and Kansas City Board of Trade are trademarks of Board of Trade of the City of Chicago, Inc.  NYMEX, New York Mercantile Exchange and ClearPort are trademarks of New York Mercantile Exchange, Inc.  COMEX is a trademark of Commodity Exchange, Inc.  Dow Jones, Dow Jones Industrial Average, S&P 500 and S&P are service and/or trademarks of Dow Jones Trademark Holdings LLC, Standard & Poor's Financial Services LLC and S&P/Dow Jones Indices LLC, as the case may be, and have been licensed for use by Chicago Mercantile Exchange Inc.  All other trademarks are the property of their respective owners.

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